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                                                                      Exhibit 99

               Direct Merchants Bank Announces Agreement With OCC

MINNETONKA, Minn.---(BUSINESS WIRE)--May 4, 2001--Direct Merchants Credit Card Bank, N.A., announced today that it has reached an agreement with the Office of the Comptroller of the Currency (OCC) regarding sales and marketing practices used in a series of limited test marketing campaigns that ended nearly a year ago. Under the terms of the agreement, Direct Merchants Bank agreed to pay approximately $3.2 million in restitution to an estimated 62,000 credit card customers.

Direct Merchants Bank, based in Scottsdale, Ariz., said it already had decided to stop the test marketing campaigns before the OCC brought the matter to the bank's attention. The test campaigns, which largely involved partially secured credit cards, represented only a small part of Direct Merchants Bank's marketing efforts over a 15-month period.

Direct Merchants Bank, a subsidiary of Metris Companies Inc. (NYSE: MXT), said the OCC raised the issues during a routine examination of the bank's operations. The agreement relates to test marketing campaigns conducted between March 1, 1999, and June 1, 2000. During that period, the bank mailed 84 million credit card offers. Of that total, 13.5 million consumers received solicitations as part of the marketing campaigns at issue in the OCC review. The 62,000 customers entitled to restitution under the agreement represent less than one-half of 1 percent of those who received the solicitations.

"While we disagree with the OCC's interpretation of some of the applicable regulations, we certainly accept its authority over these matters," said Patrick
J. Fox, President of Direct Merchants Bank. "Today's agreement puts these issues behind us and enables us to get on with the business of offering quality credit products and services to moderate-income consumers.

"We have a track record of open, honest dealings with consumers, including the
4.5 million who currently have Direct Merchants Bank credit card accounts," Fox said. "We have always made a good faith effort to fully comply with all federal regulations and to serve the best interests of our customers."

In entering into the consent agreement, Direct Merchants Bank did not admit any wrongdoing.

Metris said it expects this agreement will have no material adverse effect on its earnings. The OCC also has notified Direct Merchants Bank that it may assess civil money penalties. Once the OCC reaches a decision on possible civil money penalties, Metris said it would evaluate the potential effect on future earnings.

The issues raised by the OCC mainly involved explanations of various credit card offers in the test solicitations.
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Direct Merchants Bank noted that the overwhelming majority -- about 87 percent
-- of consumers who responded to the offers received the credit card prominently featured in the promotions. In all cases, however, the marketing materials disclosed the fees, finance charges and other terms and conditions of the proposed offers and noted that credit card approval was dependent on consumers' individual financial circumstances.

Direct Merchants Bank said that other issues identified by the OCC were primarily technical violations, all of which have been corrected. The bank acknowledged that a fee labeled as a "processing fee" in some solicitations should have been described as a "finance charge" under the Truth in Lending Act. The OCC expressed no objection to the fee itself, just to the way it was described. The bank also noted that the fee was disclosed in all offers.

Pursuant to the agreement, Direct Merchants Bank has agreed to refund all processing fees cited by the OCC. In addition, it has agreed to refund to approximately 500 customers the difference between the interest that they would have paid on the credit card featured in the offers and the interest they actually were charged on the alternative card they received. In most cases, the difference was 1 or 2 percent. In all cases, however, the interest charges were disclosed in the solicitations.

The bank also acknowledged that in some solicitations it did not notify potential customers that it had used information from credit bureaus as required by the Fair Credit Reporting Act. This was an oversight, which the bank has corrected. The OCC did not propose any restitution related to this issue.

Direct Merchants Bank said it plans to begin crediting customer accounts or mailing payments in 90 to 120 days.

About Direct Merchants Bank
With approximately 4.5 million credit card customers and more than $9 billion in total managed assets, Direct Merchants Credit Card Bank, N.A. is one of the largest bankcard issuers in the United States.

In addition to consumer credit products and services, Direct Merchants Bank also offers Jumbo Certificates of Deposit for personal or business investments. Direct Merchants Bank has received the highest ratings from VERIBANC(R) (Green, Three Stars). As the nation's first bank rating service for customers, VERIBANC provides information on the stability of financial institutions nationwide.

Direct Merchants Bank, located in Scottsdale, Ariz., is a subsidiary of Metris Companies Inc., whose common stock is traded on The New York Stock Exchange (NYSE: MXT).
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Corporate Overview
Metris Companies Inc. (NYSE: MXT) is an information-based direct marketer and provider of consumer credit products and enhancement services, primarily to moderate-income consumers. The Company was recognized in September 2000 as one of "America's 100 Fastest-Growing Companies" by Fortune magazine. Based in Minnetonka, Minn., Metris also has operations in Scottsdale, Ariz.; Jacksonville, Fla.; Orlando, Fla.; Champaign, Ill.; White Marsh, Md.; and Tulsa, Okla. Metris employs approximately 4,200 people. Visit Metris on the Internet at www.metriscompanies.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Although Metris believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: the lack of seasoning of the Company's credit card portfolio, which creates a risk of increasing loss levels; higher default and bankruptcy rates of the Company's target market of moderate-income consumers; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.